UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2026

Navitas Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39755	85-2560226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Challenger Street, Torrance, California	90503-1640
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 654-2642

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NVTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2026, Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), entered into a Sales Agreement (the “Sales Agreement”) with Craig-Hallum Capital Group LLC and UBS Securities LLC (together, the “Sales Agents”). The Sales Agreement provides for the offer and sale of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), from time to time through an “at the market offering” program under which the Sales Agents will act as sales agents or principals, subject to certain limitations. Pursuant to the prospectus supplement filed by the Company on May 11, 2026 (the “ATM Prospectus Supplement”), the Company may offer and sell up to $125.0 million of shares of Common Stock pursuant to the terms of the Sales Agreement.

Subject to the terms and conditions of the Sales Agreement, the Sales Agents may sell the shares of Common Stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, including sales made directly on the Nasdaq Capital Market (“Nasdaq”) or on any other existing trading market for the Common Stock, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law. The Sales Agents will use commercially reasonable efforts consistent with their normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of Nasdaq. The Company has no obligation to sell any shares of Common Stock under the Sales Agreement and may at any time suspend solicitation and offers under the Sales Agreement.

The Sales Agreement provides that the Sales Agents will be entitled to compensation for their services in an amount of up to 3.0% of the aggregate gross proceeds from each sale made by the Sales Agents under the Sales Agreement. The Sales Agreement contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company and the Sales Agents, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Sales Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Any sales of shares under the Sales Agreement will be made pursuant to the Company’s shelf registration statement on Form S-3ASR (File No. 333-295754), including the related prospectus, which became effective immediately upon filing with the Securities and Exchange Commission on May 11, 2026, as supplemented by the ATM Prospectus Supplement.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

An opinion of Cozen O’Connor relating to the validity of the Common Stock issued in the offering is filed herewith as Exhibit 5.1.

Item 8.01	Other Events.

On May 8, 2026, the Company delivered written notice to Jefferies LLC (“Jefferies”) of the termination of the Open Market Sale Agreement, dated as of March 19, 2025, by and between the Company and Jefferies (the “Jefferies Sales Agreement”), pursuant to Section 7(a) thereof. The Jefferies Sales Agreement had previously terminated in July 2025 upon the expiration of the applicable agency period; however, the Company provided such notice to avoid any uncertainty regarding the status of the Jefferies Sales Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Sales Agreement, dated May 11, 2026, by and among Navitas Semiconductor Corporation, Craig-Hallum Capital Group LLC and UBS Securities LLC.

5.1	Legal Opinion of Cozen O’Connor.

23.1	Consent of Cozen O’Connor (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVITAS SEMICONDUCTOR CORPORATION

Dated: May 11, 2026
	By:	/s/ Chris Allexandre
Chris Allexandre
President and Chief Executive Officer